Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated  June 2, 2011 (except for Note 2 , as to which the date is September 23, 2011), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-174661) and related Prospectus of Groupon, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois
September 23, 2011